EXHIBIT 23.3
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     We hereby consent to the use of and reference to our name and the Nariin Sukhait Technical Report dated March 2007 (the “Technical Report”), and the inclusion of information derived from the Technical Report, under the heading “Item 3: Description of the Business – Mongolian Coal Division - Nariin Sukhait Coal Project” and the use of and reference to our name in “Item 11: Interests of Experts” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007 and in the 40-F.
Sincerely,
Norwest Corporation

/s/ Richard D. Tifft III Name: Richard D. Tifft III, PG Title: Vice President Geologic Service
Date: March 30, 2007

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